Landmark Bancorp, Inc.
2001 Stock Incentive Plan

Restricted Stock Award

The Participant specified below has been granted this Restricted Stock Award (the “Award”) by Landmark Bancorp, Inc., a Delaware corporation (the “Company”), under the terms of the Landmark Bancorp, Inc. 2001 Stock Incentive Plan (the “Plan”).  The Award is subject to the Plan and the following terms and conditions (the “Award Terms”):

Section 1.                      Award.  In accordance with the Plan, the Company hereby grants to the Participant the Award, which represents the right to receive Shares (the “Covered Shares”) as set forth in Section 2 below.  The Award is in all respects limited and conditioned by the Plan and as provided herein.

Section 2.                      Terms of Restricted Stock Award.  The following words and phrases relating to the Award shall have the following meanings:

(a)           The “Participant” is [                                         ].

(b)           The “Grant Date” is [                                                ].

(c)           The number of “Covered Shares” is [                                                      ].

Except for terms defined herein, any capitalized term in the Award Terms has the meaning ascribed to that term under the Plan.

Section 3.                      Restricted Period.  The Award Terms evidence the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in the Award Terms and in the Plan, the right of the Participant to receive stock free of restrictions once the Restricted Period ends.

(a)           Subject to the terms and conditions of the Award Terms, the “Restricted Period” for each installment of Covered Shares (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

Installment	Restricted Period will end on:
[ ] Covered Shares	[____] anniversary of the Grant Date
[ ] Covered Shares	[____] anniversary of the Grant Date
[ ] Covered Shares	[____] anniversary of the Grant Date

(b)           Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the Covered Shares shall cease immediately, and the Covered Shares shall become immediately and fully vested, upon (i) a Change of Control that occurs on or before the Participant’s Termination of Service if the Plan and the Award are not fully assumed in such Change of Control, or [(ii) the Participant’s Termination of Service due to the Participant’s Disability or death] [or; (iii) with respect to a director, the Participant’s Termination of Service on the last day of the term during which the Participant reaches the Board’s mandatory retirement age.]

(c)           In the event the Participant’s Termination of Service, other than as provided in Section 3(b) above, occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of Covered Shares still subject to a Restricted Period as of the Participant’s Termination of Service.

For purposes of the Award Terms, “Termination of Service” means the termination of a person’s status as a director and employee of the Company and each Related Corporation.

Section 4.            Delivery of Shares.  Delivery of Shares or other amounts under the Award Terms and the Plan shall be subject to the following:

(a)           Compliance with Applicable Laws.  Notwithstanding any other provision of the Award Terms or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Award Terms or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)           Certificates.  To the extent the Award Terms and the Plan provide for the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable requirements of any securities exchange or similar entity.

Section 5.            Withholding.  All deliveries of Covered Shares shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any certificate or certificates for Shares under the Award Terms.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of Shares that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 6.            Non-Transferability of Award.  During the Restricted Period applicable to any Installment of Covered Shares, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of any Covered Shares in such Installment.

Section 7.            Dividends.  The Participant shall be entitled to receive dividends and distributions paid on any Installment of Covered Shares during the Restricted Period applicable to such Installment; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before or prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 8.            Voting Rights.  The Participant shall be entitled to vote the Covered Shares during the Restricted Period applicable to such Installment; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 9.            Right of First Refusal.  Any Shares issued under the Award shall at all times be subject to the Company’s right of first refusal as set forth in Section 8 of the Plan.

Section 10.         Deposit of Restricted Stock Award.  Each certificate issued with respect to Covered Shares shall be registered in the name of the Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period applicable to such Covered Shares.

Section 11.         Heirs and Successors.  The Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under the Award Terms have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Award Terms and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under the Award Terms, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 12.         Administration.  The authority to manage and control the operation and administration of the Award Terms and the Plan is vested in the Committee, and the Committee has all powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms or the Plan by the Committee and any decision made by it with respect to the Award Terms or the Plan shall be final and binding on all persons.

Section 13.         Plan Governs.  Notwithstanding anything in the Award Terms to the contrary, the Award Terms are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Corporate Secretary of the Company.  The Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in the Award Terms to the contrary, in the event of any discrepancies between the corporate records of the Company and the Award Terms, the corporate records of the Company shall control.

Section 14.         Not an Employment Contract.  The Award shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Corporation, nor shall it interfere in any way with any right the Company or any Related Corporation may otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 15.          Amendment.  The Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 16.          Governing Law.  The Award Terms, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.          Clawback.  The Award and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time.  The Participant’s receipt of the Award constitutes the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consideration or action.

(signature page to follow)

IN WITNESS WHEREOF, the Company has caused the Award Terms to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of, and agrees to, the Award Terms.

Landmark Bancorp, Inc.

By:

Its:

Participant

[ ] Date